Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our reports dated June 8, 2006 relating to the Audited Consolidated Financial Statements of Quantum Value Management, LLC and its subsidiaries for the years ended December 31, 2005 and 2004 and the Audited Consolidated Financial Statements of Quantum Value Management, LLC and its subsidiaries for the year ended December 31, 2003 in the Current Report on Form 8-K/A (Amendment No. 2) filed by Veri-Tek International, Corp. with the Securities and Exchange Commission.

/s/ Shaun Bonwell, Pres.
Goren, Bonwell & Kelley, P.C.

West Bloomfield, MI

April 24, 2007